EXHIBIT (A)(1)(K)

Amazon.com Completes Acquisition of Audible

SEATTLE, WA. — March 19, 2008 — Amazon.com, Inc. (NASDAQ: AMZN) today announced the completion of its acquisition of Audible, Inc. (NASDAQ: ADBL).

Audible is the leading provider of spoken audio information and entertainment on the Internet. Through its websites in the US and UK and alliances in Germany and France, Audible offers over 80,000 programs, including audiobooks and other spoken word content from more than 520 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady computer-based and wireless mobile devices.

Upon the closing of the acquisition, all remaining outstanding Audible shares, other than those held by stockholders who properly perfect appraisal rights under Delaware law, were converted into the right to receive $11.50 per share in cash. As a result of the transaction, Audible has become a wholly-owned subsidiary of Amazon.com.

About Amazon.com

Amazon.com, Inc. (NASDAQ:AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as books, movies, music & games, digital downloads, electronics & computers, home & garden, toys, kids & baby, grocery, apparel, shoes & jewelry, health & beauty, sports & outdoors, tools, auto & industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS), and Amazon Mechanical Turk.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc. and its subsidiaries, unless the context indicates otherwise.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to the expected timing and financial or other benefits of the Audible.com transaction, competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, significant amount of indebtedness, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings.

Media contact:

Amazon.com Media Relations

206-266-7180